EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005 (May 19, 2005 as to Note 11), relating to the financial statements and financial statement schedule of McAfee, Inc. and our report dated March 30, 2005 relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of McAfee, Inc.’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K/A of McAfee, Inc. for the year ended December 31, 2004.

/s/ DELOITTE AND TOUCHE LLP

San Jose, California
July 25, 2005